Exhibit 2.1

HOTEL PURCHASE AGREEMENT

AGREEMENT, dated for reference purposes only, March 7, 2007, is among MEI 1 Properties, LP, HLC 1 Properties, LP, HLC Atlanta Properties, LP, HLC ATLTU Properties, LLC, HLC ORLID Properties, LLC, HLC Kissimmee Properties, LP, HLC Main Gate Properties, LP, HLC Tampa Properties, LP, MEI 2 Properties, LP, RCL Properties, LLP, (collectively, “Sellers”) and Masters Economy Inns, Inc., (“Franchisor”), J. ROGER HAMMOND ("Hammond") and CHARLES M. AIMONE ("Aimone"), and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership ("Buyer"). Hammond and Aimone shall sometimes hereinafter be collectively referred to as "Shareholders".

RECITALS:

This Agreement is made with reference to the following facts and objectives:

(a) Sellers are the owners of certain parcels of real estate, together with improvements and related assets located at those properties described in Section 1(a) below, which have heretofore been operated as Masters Inns hotels (the "Hotels").

(b) Shareholders own all or a majority of the issued and outstanding shares of capital stock of Seller.

(c) Franchisor is the owner of certain trademarks which are licensed under the name of Masters Economy Inn, et.al.

(d) Hammond owns all of the issued and outstanding shares of capital stock of Franchisor.

(e) Sellers desire to sell on the terms and conditions hereinbelow set forth the real estate, improvements and other assets relating to the Hotels and franchise company.

(f) Buyer wishes to purchase all such assets relating to the Hotels, upon the terms and conditions hereinafter set forth.

AGREEMENT:

In order to consummate the desires of the parties set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and covenants herein contained, Sellers, Franchisor,

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Shareholders and Buyer each hereby agree as follows:

1. Sale and Purchase of Property. Subject to the terms and conditions of this Agreement, Sellers hereby agree that, at Closing, they will sell, convey, assign, transfer and deliver to Buyer, the following real estate, improvements, buildings, facilties, machinery, equipment, furniture, fixtures and other assets (collectively, the "Property"):

(a) Real Property. The real property, including all buildings and improvements situated thereon, consisting of Master's Inns hotels located at the following locations:

3600 McFarland Boulevard, Tuscaloosa, Alabama

8222 Jamaican Court, Orlando, Florida

5367 West Irlo Bronson Memorial Highway, Kissimmee, Florida

2945 Entry Point Boulevard, Kissimmee, Florida

6010 CR 579, Seffner, Florida

6606 Dr. Martin Luther King Boulevard, East Tampa, Florida

3092 Presidential Parkway, Doraville, Georgia

2682 Windy Hill Road, Marietta, Georgia

1435 Montreal Road, Tucker, Georgia

3027 Washington Road, Augusta, Georgia

4200 Highway 21 N, Garden City, Georgia

300 Wingo Way, Mt. Pleasant, South Carolina

6100 Rivers Avenue North, Charleston, South Carolina

613 Knox Abbott Drive, Cayce, South Carolina

2125 Commerce Drive, Cayce, South Carolina

the legal descriptions of which are set forth in Exhibit 1 (a) attached hereto and incorporated by reference herein;

(b) Machinery, Equipment, Furniture, Fixtures and Siqnaqe. All items of machinery, equipment, furniture, fixtures, leasehold improvements and signage located in, on, or about the Hotels and used in connection with the operation thereof, including, but not limited to, all of those items of personal property described in Exhibit 1 (b) attached hereto and incorporated by reference herein, together with all inventories of spare parts, tools, maintenance equipment, and miscellaneous similar items and materials related thereto presently owned, acquired or leased by Sellers between the date of execution hereof and closing;

(c) Sales, General and Administrative Property. All customer and supplier lists, books and records computer programs and systems and other sales, general and administrative property owned by Sellers applicable to the property;

(d) Licenses, Permits and Orders. All approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, owned, held or utilized by Sellers

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applicable to the property;

(e) Prepaids. All prepaid rent, utility deposits and similar prepaid items;

(f) Materials and Supplies. All office and room supplies located at and used in connection with the operation of the Hotels, including, but not limited to, all sheets, pillows, linens and towels and all maintenance equipment and all similar property used in connection with the operation of the Hotels;

(g) Trademarks, Trade Names and Similar Riqhts. All right, title and interest of Sellers in and to the trademarks, trade names, service marks, service name, brand names or brand marks or licenses thereof or applications (the "Trademarks") therefore which Sellers presently own or utilize, including, but not limited to, those items listed on Exhibit 1 (g) attached hereto, and in and to all proprietary or trade rights of Sellers associated with, or used in connection with such items;

(h) Franchise Agreements. All of Sellers’ right, title and interest in and to the franchise agreements (the "Franchise Agreements") listed on Exhibit 1 (h) attached hereto, true and correct copies of which have been delivered to Buyer by Sellers; and

(í) Ground Leases. Those certain ground leases described in Exhibit 1(i) attached hereto, individually referred to as the “Ground Lease” or a “Ground Lease” and collectively referred to as the “Ground Leases”.

The property referred to in Section 1 (a) above shall hereinafter sometimes be referred to individually as the "Real Property" when intending to exclude reference to the other assets and property being purchased hereunder and, similarly, the other assets and property referred to in subparagraphs 1 (b), (c), (d), (e), and (f) shall sometimes hereinafter be referred to as the "Personal Property", when it is intended that the Real Property shall be excluded from such reference. The Real Property and the Personal Property shall otherwise be collectively referred to as the "Property". Buyer hereby agrees to purchase the Property from Sellers upon the terms and conditions set forth herein.

2. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Property by Sellers to Buyer, Buyer hereby agrees that the purchase price (the "Purchase Price") for the Property shall be $42,700,000.00.

The parties hereto acknowledge that, on or before Closing, they shall agree on an allocation of the Purchase Price that represents the fair market value of the Property and shall be binding upon the parties hereto for tax purposes.

Of the purchase price, the sum of $50,000.00 earnest money (the "Deposit" shall be paid to Madison County Abstract Company, 314 North 5th Street, #100, Norfolk, Nebraska 68701 (the "Escrow Agent") upon acceptance of this Agreement by Sellers

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and all Shareholders. In the event that all of the conditions set forth in this Agreement have not been satisfied prior to the time set for Closing, Buyer may elect to terminate or rescind this Agreement whereupon the Deposit shall be refunded by the Escrow Agent to Buyer and all further rights and obligations to the parties under this Agreement shall terminate.

In the event all of the conditions sets forth in this Agreement and required to be performed by Sellers are satisfied prior to the time set forth for the Closing, and Buyer fails to purchase the Property as provided herein, then Sellers shall be entitled to receive the entire Deposit from the Escrow Agent as Sellers’ sole and exclusive remedy.

3. No Assumption of Liabilities. Buyer does not assume and shall not be deemed to assume any liability or obligation of Sellers or the Hotels, shall not be responsible for the payment of any wages of salaries due to any employees of Sellers, including any bonuses, deferred compensation or sick leave or vacation pay, shall not be responsible for reimbursing lost vacation days due to any of Sellers’ employees and shall not have any obligation to hire any of Sellers’ employees.

4. Closing. The time of closing the purchase and sale of the Property shall be as follows:

(a) Closing. The transfer of the Property from Sellers to Buyer and the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of the Escrow Agent, or at such other mutually agreeable location, commencing at 10:00 a.m., on April 30, 2007 (the "Closing Date").

(b) Buyer's Obligations at Closing. At Closing, Buyer shall:

(i) Purchase Price. Pay to Sellers the Purchase Price described in Section 2 above, after crediting the Deposit, by cashier's check or certified check or other immediately available funds, subject to closing adjustments.

(ii) Assignment and Assumption of Ground Leases. Execute and deliver to Sellers the Assignment and Assumption (the "Lease Assignment") of the Ground Leases in a form acceptable to Buyer and Sellers.

(iii) Management Agreement. Execute and deliver to Sellers the Management Agreement (the "Management Agreement") in the form attached hereto as Exhibit 4(b)(íii).

(iv) Assignment of Franchise Agreements. Deliver to Sellers the Assignment and Assumption (the "Franchise Assignment") of the franchise agreements, as executed by Buyer or an affiliate thereof, in form acceptable to Buyer and Sellers.

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(v) Assignments of Trademarks. Deliver to Sellers the Assignments (the "Trademark Assignments") of trademarks, as executed Buyer or an affiliate thereof, in the forms attached hereto as Exhibit 4(b)(v).

(c) Sellers’ and Shareholders' Obligations at Closing. At Closing, Sellers and/or Shareholders shall execute and deliver, or cause to be executed and delivered, to Buyer:

(i) Instruments of Conveyance. Duly executed assignments, bills of sale with covenants of warranty, general warranty deeds, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective or necessary to vest in Buyer good, marketable and sufficient title to all of the Property, subject to no liens, encumbrances, claims or security interests whatsoever. Simultaneously with such delivery, Sellers shall take all such steps as may be necessary to put Buyer in actual possession or control of the Property. Appropriate forms of such instruments of conveyance and transfer in conformity with this Agreement shall be submitted by Buyer's counsel to Sellers’ counsel for examination within a reasonable time in advance of the Closing Date. Sellers further agree that they will, at any time from time to time after Closing, upon request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuming and conforming to Buyer or Buyer's successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Property at Closing to Buyer. If there shall be any attorney fees incurred in the review of such additional documentation, such fees shall be paid by Buyer.

(ii) General Warranty Deed. Duly executed and notarized general warranty deeds conveying to Buyer good and marketable fee simple title to the Real Property.

(iii) Assignment and Assumption of Ground Leases. A separate Lease Assignment for each of the Ground Leases conveying to Buyer marketable leasehold title to the Ground Leases, together with all rights, interests, easements and appurtenances thereof.

(iv)	Consents and Estoppel Certificates. A separate Consent and

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Estoppel Certificate (the "Consent"), with respect to each of the Ground Leases, in the form attached hereto as Exhibit 4(c)(iv), as executed and delivered by the landlords thereunder.

(v)	Management Agreement. The Management Agreement.

(vi) Assignment of Franchise Agreements. The Franchise Assignment Trademark Assignments.

(vii) Assignment of Trademarks. An Assignment of the Trademarks to Buyer in form reasonably acceptable to Buyer.

(viii) Title Insurance Policy. The owner's title insurance policy required and procured in accordance with Section 8, below, or binding commitments from the title insurance company marked down to the time of Closing, in which latter event Sellers shall cause the title insurance policy to be issued pursuant to said marked down commitment as soon as possible following closing, but in no event later than 30 days after the Closing Date.

(ix) Resolutions. Deliver the resolutions of all of the Shareholders, and all of the Board of Directors, and all of the Partners of Sellers authorizing and ratifying the execution and performance of this Agreement.

(x) Certificates. Deliver the executed and completed Certificate of Taxpayer Identification Number in the form attached hereto as Exhibit 4(c)(x)1 and the Certification of Non- Foreign Status in the form attached hereto as Exhibit 4(c)(x)2.

(d) Franchisor’s Obligations at Closing. At Closing, Franchisor shall execute and deliver, or cause to be executed and delivered, to Buyer:

(i) Assignment of Franchise Agreements. The Franchise Assignment Trademark Assignments.

(ii) Assignment of Trademarks. An Assignment of the Trademarks to Buyer in form reasonably acceptable to Buyer.

(e) Sellers’ and Shareholders’ Obligations After Closing. The parties hereto acknowledge that the Hotel at 4200 Highway 21 N, Garden City, Georgia (the “Garden City Hotel”) are to be substantially altered after Closing, which alterations will include demolition of the existing lobby building (the “Old Lobby”) connected to the west side of the northern building at the Garden City Hotel and reconstruction of a new facade at the location of the demolition of the Old Lobby and construction of a new lobby building (the

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“New Building”) to serve the Garden City Hotel. The parties further acknowledge that a portion of the real estate which currently makes up the Garden City Hotel will be sold to Paradise Development Group, Inc. (“Walgreens”), resulting in a change to the legal description of the Garden City Hotel and its access to public rights-of-way. The portion of the Garden City Hotel to be subdivided (the “Subdivision”) and sold to Walgreens is shown on that Site Plan (the “Site Plan”) attached hereto as Exhibit 4(e), and is hereinafter referred to as the “Walgreens Property”. As used herein, the term “the Projects” shall collectively refer to the demolition of the Old Lobby, the Facade Reconstruction and construction of the New Building.

Sellers and Shareholders agree, jointly and separately, to complete, at their sole cost, construction of the New Lobby on or before September 30, 2007 (the “1st Completion Date”) and the demolition of the Old Lobby and Facade Reconstruction by December 31, 2007 (the “2nd Completion Date”); provided, however, work on demolition of the Old Lobby and Facade Reconstruction shall not be started until completion of construction of the New Lobby and issuance of a certificate of occupancy therefor. The Projects shall be done in accordance with and shall result in a layout as shown on the Site Plan, and shall be completed in accordance with all applicable laws, statutes, ordinances, rules and regulations. Subsequent to completion of the Project, all buildings and improvements located at the Garden City Hotel shall be in compliance with all building, zoning, use and occupancy laws, codes, ordinances, rules and regulations and restrictions, whether state, federal or local. Seller shall secure a certificate of occupancy, by the 2nd Completion Date, for the Projects from applicable authorities.

Prior to the Termination Date (as that term is defined in Section 17 below), Sellers shall, at Sellers’ cost, submit to Buyer for Buyer’s approval, all plans and specifications (the “Project Plans”) for the Projects and shall thereafter cooperate diligently and in good faith with Buyer to make any changes to the Project Plans as Buyer may reasonably request. Buyer agrees to approve or provide comments to the Project Plans within 10 days after submission of the same to Buyer.

In order to secure Sellers’ and Shareholders’ performance of their obligations under this Section 4(d), $200,000.00 of the purchase price will be escrowed in an escrow account (the “Escrow Account”) maintained by the Escrow Agent at Closing pursuant to an escrow agreement (the “Escrow Agreement”), in form reasonably acceptable to the parties hereto, to be executed at the Closing. The Escrow Agreement will provide, among other things, that Buyer may draw and use funds from the Escrow Account to complete construction of the New Lobby and/or demolition of the Old Lobby and/or the Facade Reconstruction if the Projects are not completed by the 1st Completion Date or the 2nd Completion Date, as applicable.

5. Employee Matters. Sellers shall terminate all of their employees as of the Closing Date. Buyer or its management company shall be free to extend offers of employment to any such terminated employees of Sellers as Buyer desires, upon terms

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and conditions acceptable solely to Buyer. Sellers shall be responsible for severance, termination and other liabilities, obligations, costs and expenses incurred in connection with the termination of Sellers’ employees. Within 5 days after acceptance of this Agreement by Sellers, Sellers and/or Shareholders shall deliver to Buyer, in writing, a list of all of Sellers’ employees, listing such employees' initial hiring date, position, current pay and any accrued vacation time or other accrued benefits.

6.        Representations and Warranties of Sellers. Sellers hereby represent, warrant and covenant to and with Buyer as follows:

(a) Title to Property. Sellers presently have, and will as of Closing have, good and marketable title to the Property free and clear of all liens, encumbrances, covenants, conditions, restrictions and easements. There are no leases affecting any of the Property and none of the Property or any of the equipment used in conjunction with the Hotels is leased from any third party. None of the Property has been leased by Sellers or Shareholders to any third party. The Ground Leases are in full force and effect; Sellers are the sole tenant under the Ground Leases; Sellers have not been served any notice of default by either of the landlords under the Ground Leases; the Ground Leases have not been amended, modified, supplemented or superseded; there are no defaults existing under the terms of the Ground Leases, whether on the part of Sellers or the landlords thereof; and all amounts required to be paid by Sellers under the Ground Leases have been paid up through the date of this Agreement and will be paid through the period ending on the Closing.

(b) Condition of the Property; Inventory. The Property, as of Closing, will be in all material respects in good and usable condition, that it is capable of and in proper and safe condition for performing the functions and purposes for which it was normally used by Sellers and has been and will be maintained by Sellers until Closing in accordance with normal business and maintenance practices which are consistent with good business and maintenance practices. As of Closing, the Hotels shall be sufficiently stocked with inventory so that there exists two and one-half par level sets of all linens, including sheets and pillow cases, and terrycloth items, including towels, wash clothes and hand towels for each bed located in the Hotels, one par level set of blankets and bedspreads for each bed located in the Hotels, and one par level set of bath mats per room located in the Hotels. As of Closing there shall also be sufficient number of good quality, new guests supplies sufficient for two weeks of operation at occupancy rates similar to the occupancy rates of the Hotels over the six months preceding the Closing. Buyer and Sellers shall conduct a walk-through of the Property within 48 hours prior to the closing to verify that the Property is in compliance with the terms of this Agreement.

(c) Real Property. To the best of Sellers’ knowledge, all buildings, structures and other improvements located on the Real Property are being used and occupied in compliance with and conform to all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters. After the

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Subdivision: (i) the Garden City Hotel will be in compliance with and conform to all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations and restrictions, whether state or local; (ii) the Garden City Hotel shall have sufficient vehicular access to Augusta Road, Minus Avenue and Pine Edge Avenue, pursuant to perpetual easements, in favor of Buyer and the Garden City Hotel real estate, across the Walgreens Property, which will allow Buyer to operate the Garden City Hotel, all in form acceptable to Buyer; and (iii) there shall be sufficient perpetual easements, in favor of Buyer and the Garden City Hotel real estate, recorded against the Walgreens Property in favor of the Garden City Hotel real estate and Buyer to permit the erection, maintenance, operation, replacement of and access to the signs identifying the Garden City Hotel, all in form satisfactory to Buyer.

(d) Personal Property. To the best of Sellers’ knowledge, all machinery, equipment, furniture and fixtures are being used in compliance with and conform to all codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(e) Organization, Good Standing and Corporate Power. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate legal power to own, operate and lease its properties and carry on its business as now being conducted.

(f) Corporate Authorization, Binding Effect. The execution, delivery and performance of this Agreement by Sellers have been duly authorized in accordance with the laws of the State of Georgia. by its Board of Directors and the Shareholders. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate legal action on the part of Sellers and the Shareholders, and constitutes the legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

(g) No Conflict with Charter and By-Laws. The execution, delivery and performance of this Agreement by Sellers will not result in a breach or violation of or constitute a default under Sellers’ organizational documents. Articles of Incorporation or By-Laws.

(h) No Conflicting Agreement. There are no provisions of any existing mortgage, indenture, trust indenture, loan agreement, contract bonds or other agreement binding on Sellers or materially affecting any of the Property or the Hotels, which if it remained unpaid after the Closing Date would conflict with the execution, delivery and carrying out of the terms of this Agreement by Sellers. The execution and delivery by Sellers of this Agreement and the performance by Sellers of their obligations hereunder do not require the consent, approval of action of, or any filing with, or notice to, any public authority or other party.

(i) Litigation and Other Proceedings. Sellers have no knowledge of any

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suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, or any event or condition of any character pertaining to the Hotels, or any change in the zoning or building ordinances affecting the Property, pending or threatened against the Sellers which might adversely affect the Property.

(j) Absence of Certain Changes and Events. During the period from the date hereof to the Closing Date there will have not have been, without the prior written consent of Buyer:

(a) any change in the general policies or methods of operation of Sellers, any material increase in its supply levels, or any sales, alterations or changes in the Property, except in the ordinary course of business, or

(b) any increase in the rates of compensation paid to employees of Sellers who will or could become employees of Buyer after the Closing Date, or

(c) any mortgage or pledge, or any sale or transfer of any of the Property, or

(d) any other event or condition of any character which adversely affects the Property or business operations being purchased by Buyer hereunder.

(k) No Unpaid Bills. Sellers shall have paid all bills and charges for all materials delivered to, and services rendered with respect to, the Hotels.

(l) Financial Statements. Sellers have previously furnished to Buyer (i) the unaudited balance sheet of Sellers as of December 31, 2005 and December 31, 2004 and the related statements of operations, comprehensive income (loss), members' equity and cash flows for each of the years ended December 31, 2005, December 31, 2004 and December 31, 2003, and (ii) the unaudited balance sheet of Sellers as of December 31, 2006 and the related statements of operations, comprehensive income (loss), members' equity and cash flows for the period then ended (collectively, the "Financial Statements"). Such Financial Statements have been prepared in conformity with GAAP consistently applied and such Financial Statements fairly present, to the best of Sellers’ knowledge (including within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition, results of operations and cash flow of Sellers as of their respective dates and for the respective periods covered thereby.

(m) Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Sellers shall, or shall cause Sellers’ property manager (the "Property Manager"), as applicable, from time to time, upon reasonable advance written notice from Buyer, and at Buyer's sole cost and expense, provide Buyer and its

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representatives with reasonable access to all of Sellers’ information and documentation relating to the Property, provided the same shall then be in Sellers’ (or a representative or affiliate of Sellers’) possession, which information is relevant and reasonably necessary, in the opinion of the outside accountants of Buyer, to enable Buyer and Buyer's outside accountants to file financial statements, pro formas and any and all other information in compliance (at Buyer's cost) with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Buyer or its subsidiaries; and (c) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Buyer. Sellers shall reasonably cooperate with Buyer to cause any SEC audit requirements to be completed and delivered to Buyer within a reasonable time period to insure that all SEC filing requirements are met, and Buyer shall reimburse Sellers for all reasonable out-of-pocket, third-party costs and expenses paid to third parties by Sellers in connection therewith. Sellers shall also authorize, and shall cause the Property Manager to authorize, as applicable, any attorneys who have represented Sellers or the Property Manager, as applicable, in material litigation pertaining to or affecting the Property to respond, at Buyer's expense, to inquiries from Buyer's representatives, attorneys and independent accounting firm. Sellers shall also provide and/or shall cause the Property Manager, as applicable, to provide to Buyer's independent accounting firm, a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

(n) Tax Returns and Other Filings. Proper and accurate amounts have been withheld by Sellers from its employees who will or could become employees of Buyer after the Closing Date for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws. Proper and accurate returns have been filed by Sellers for all periods for which returns were due with respect to income tax withholdings, social security and unemployment taxes of such employees. The amounts shown on such returns to be due and payable have been paid in full.

(o) Employee Matters. Sellers have no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation, or similar amounts. Sellers have no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date.

(p) Preservation of Organization. Prior to the Closing Date, Sellers shall use their best efforts (without making any commitments on behalf of Buyer) to preserve their business organization intact, to keep available to Buyer the present key employees (except for the manager) of the Hotels, and to preserve for Buyer the present relationships of Sellers with their suppliers and customers and others having business relations with them.

(q) Disclosure. No representation or warranty by Sellers in this Agreement, nor any statement, certificate or schedule furnished by or on behalf of Sellers pursuant

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to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

(r) Access to Information. During the period from the date hereof to the Closing Date Sellers shall give Buyer and its duly authorized representatives full access to all books, records and facilities of Sellers which relate to the Property so that Buyer may conduct such inspection, investigation and review of the financial records, business and properties of Sellers being purchased hereunder as Buyer deems appropriate.

(s) Environmental. No notice has been served on Sellers from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, demanding payment or contribution, for environmental damage or injury to natural resources. To the best of Sellers’ knowledge, Sellers are in full compliance with all applicable Environmental Laws (as defined below) relating to the ownership of the Property and Sellers’ operations on, at, or relating to the Property. Without limitation of any of the foregoing, Sellers have obtained all permits, authorizations, and licenses and caused all notifications to be made as required by all applicable Environmental Laws. To the best of Sellers’ knowledge, the Property is not contaminated by any Hazardous Material (as defined below) in violation of such Environmental Laws, and Sellers have not received any notice, whether written or oral, from any person that Sellers or the Property are the subject of any investigation or proceeding pertaining to the presence of or the release or threatened release of any Hazardous Material in violation of applicable Environmental Laws, any claim arising from, based on, or relating to any environmental condition at or involving the Property, or the compliance or noncompliance with any Environmental Laws. To the best of Sellers’ knowledge, there are no underground or above ground tanks or storage vessels presently or formerly used for the storage of any Hazardous Material present at the Property. True and correct copies of all written environmental reports, including but not limited to, Phase I environmental site assessments, Phase II or greater environmental investigation reports, compliance audits, or other assessments, reports, inspections conducted for Sellers by independent, unrelated third persons and related to the Property or Sellers’ operations on, at, or relating to the Property have been made available to Buyer for copying and/or inspection. For purposes of this Agreement:

"Environmental Laws" shall mean any present and future federal, state, and local or ordinance and any amendments thereto, permits, directives, and other requirements of governmental authorities relating to the environment, public health, safety (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 to 9675), or to any Hazardous Material.

"Hazardous Material" shall mean any substance or material regulated under any

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Environmental Laws, including without limitation any "hazardous substance," "solid waste," "hazardous waste," "petroleum," or "petroleum product," and any other substance or material whose presence could be detrimental to property, health, or the environment.

(t) Survival of Representations. Warranties. Covenants and Indemnifications. The representations, warranties, covenants, agreements and indemnifications contained in this Section 6 of this Agreement shall survive for a period of five (5) years from and after the Closing without limitation, except for Subsections 6(b), (c) and (d).

7. Survey. Buyer shall cause the Property to be surveyed by a competent, duly licensed land surveyor in the state where the Property is located, which survey shall show the Property free from any material defects, discrepancies or conflicts in boundary lines and encroachments. The survey shall be an "as-built" survey showing, inter alia, all boundaries, improvements, encroachments, easements, roadways, rights-of-way and rights of access to public streets. If the survey discloses any such discrepancies, conflicts, defects or encroachments, Buyer shall have the right to require Sellers to cure the same in like manner as provided in Section 8 below, and if the same are not timely cured, Buyer shall have the right to rescind this Agreement or waive such defect, which defects may only be waived in writing. These, rights shall be in addition to any other rights or remedies Buyer may have against Sellers. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement.

8. Evidence of Title. Buyer shall order a title insurance commitment for an AL TA Owner's policy in the full amount of the Purchase Price which shall show good and marketable fee simple title to the Property in Sellers, with extended coverage endorsement over the standard exceptions, subject to no special exceptions. Buyer shall have until fifteen (15) days following receipt of said title insurance commitment from Sellers to notify Sellers of any defects in title, other than the permitted exceptions, which render title unmarketable, otherwise Buyer shall be deemed to have approved title to the Property. Sellers shall have until Closing, or such additional time as Buyer may allow at its discretion, to cure any defects, causing title to be less than marketable and, if not cured in such time, Buyer shall have the right to rescind this Agreement or waive such defects, which defects may only be waived in writing. These rights shall be in addition to any other rights or remedies Buyer may have against Sellers. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement. At the Closing, Sellers shall cause the title insurance company to issue the title insurance policy for the Property in favor of Buyer which policy shall include extended coverage over the standard exceptions and contain endorsements for zoning and access coverage.

9. Loss or Damage Prior to Closing. Risk of loss arising from fire, windstorm, explosion, condemnation, or other casualty ("Loss") to the Property shall be borne by

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Sellers until the Closing Date. In the event any material Property is subject to a Loss prior to the Closing Date, Buyer may elect either to accept the proceeds of any insurance or any condemnation award as full settlement for the Loss or, alternatively, may elect to terminate this Agreement. In the event of any such Loss occurs prior to the Closing Date, Sellers shall notify Buyer within 5 business days after it receives notice of such Loss and Buyer shall then have 10 days after receipt of such notice to review the Property as to which the Loss occurred and advise Sellers of Buyer's election under this Section 9. Sellers agree to maintain until the Closing Date and delivery of the deeds, assignments, and other documents of title, fire and extended insurance coverage, together with such other insurance in such amounts as is customarily maintained by prudent businessmen conducting comparable business operations and insuring against such other insurable hazards which are customarily insured against in the case of property similarly situated with respect to the Property.

10.        Pro Rata Adjustments. The following adjustments shall be computed as of the Closing Date and prorated at the Closing:

(a) Real Estate Taxes and Assessments. Consolidated real estate taxes and any personal property taxes assessed for the tax year in which Closing occurs shall be prorated as of the Closing based on the latest tax bills available which adjustment shall be final and binding upon the parties after the date of Closing; all prior taxes shall be paid by Sellers and all subsequent taxes shall be paid by Buyer. Sellers shall pay all special assessments for public improvements constructed or under construction prior to the Closing.

Post Closing Adjustments: The following adjustments shall be completed as of the closing date and shall be adjusted within ten (10) days after the closing.

(b) Utility Charges. Proration of sewer and water rents and other utility charges shall be made as of Closing. To the extent such charges are based upon meter readings, the meter readings shall be made as close as reasonably possible to the Closing Date.

(c) Revenues. All revenues generated from or with respect to the Hotels, including, but not limited to, all room rentals earned for occupancy on the Closing Date and all days thereafter, shall be due and payable to Buyer.

(d) Petty Cash. Buyer shall retain Sellers’ petty cash on hand at the Hotels, and Sellers shall be reimbursed for the same on the closing statement.

(e) Rents. Charges and Fees. Rents, fees or other payments on any leases or other contracts assigned to Buyer shall be prorated as of Closing.

11. Expenses. Except as otherwise specifically provided in this Agreement, the parties shall be liable for expenses as follows:

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(a) Document or Transfer Taxes. Sellers shall pay the cost of any required documentary or transfer taxes due in connection with the transfer, conveyance, assignment or delivery of the Property or any instruments in connection therewith pursuant to this Agreement.

(b) Recording Fees. Buyer shall pay any recording fees required for recording the general warranty deeds described in Section 4(c)(ii) above.

(c) Title Insurance. Buyer shall pay the cost of providing the title insurance as required in Section 8, above.

(d) Survey. Buyer shall pay the cost of providing the survey as required in Section 7, above.

(e) Escrow Fees. Sellers and Buyer shall each pay one-half of the cost of all escrow fees necessary for the closing of the transaction contemplated by this Agreement.

12. Benefit. This Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and assigns.

13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and either be sent by facsimile transmission or be in writing and shall be delivered personally or mailed by registered, certified or express mail, postage prepaid, as follows:

If to Sellers, to:	HLC Hotels, Inc.
Attention: Charles M. Aimone
7080 Abercorn Street
Savannah, GA 31406
Facsimile #: 912-352-0314

With a copy to:	Leo G. Beckmann, Jr., Esq.
Beckmann & Lewis, LLP
P.O. Box 9950
Savannah, Georgia 31401
Facsimile #:912-232-3255

If to Buyer, to:	Supertel Limited Partnership
309 North 5th Street
Norfolk, Nebraska 68702
Attention: President
Facsimile #: (402) 371-4229

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With copy to:	Robert G. Dailey
McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
Facsimile #: (402) 341-0216

14. Waivers. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15. Specific Performance. Either party may seek specific performance and enforcement of this Agreement by a court of law having jurisdiction hereof in the event of default by the other party in the performance of its obligation under the terms of this Agreement.

16. Broker's Fees. Sellers are obligated to pay Broker’s fees to Hospitality International Real Estate (Listing Broker) in the amount of one percent (1%) of the gross sales price, and to First Georgia Equities, LTD (Selling Broker), in the amount of one percent (1%) of the gross sales price. Both parties hereto represent and warrant to the other party that no real estate broker or agent has been involved in this transaction, other than those brokers listed above. Sellers shall indemnify and hold harmless Buyer from any brokerage or real estate commissions or fees due in conjunction with this transaction.

17. Conditions Precedent to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction of all of the conditions set forth in this Section 17 on or prior to April 14, 2007 (the "Termination Date"). In the event Buyer elects to terminate or rescind this Agreement by reason of any condition precedent not having been satisfied by the Termination Date, Buyer shall notify Sellers as of the Termination Date, whereupon the Escrow Agent shall immediately refund the Deposit to Buyer without any further action of Buyer or Sellers or Shareholders being required and all further rights and obligations of the parties under this Agreement shall terminate. If Buyer does not timely terminate this Agreement for failure of a condition being satisfied, such conditions shall be deemed waived. The conditions precedent are as follows:

(a) Environmental surveys of the Property and engineering studies of the buildings and facilities located on the Property, to be conducted by Buyer at Buyer's own expense, reveal the Property is suitable for Buyer's intended use of the Property, and the Property is free of any underground storage tanks and any hazardous or toxic waste or material. Buyer shall be allowed access to the Property in order to conduct such soil tests and environmental surveys.

(b) Buyer shall have obtained financing, on terms satisfactory to Buyer, to

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purchase the Property.

(c) The Property shall be properly zoned, or a proper special use permits or zoning variance shall have been obtained, so as to permit the operation of a motel at the Property.

(d) All of Sellers’ representations, warranties and covenants contained in Section 4(d) above shall be true and correct as of the Closing.

(e) Sellers and Shareholders shall have performed all of their respective obligations under this Agreement.

(f) The landlords under the Ground Leases shall have consented to the assignment of the Ground Leases to Buyer and shall have each executed a Consent and Estoppel Certificate in the form attached hereto as Exhibit 4(c)(iv).

(g) Buyer shall have approved the easements to be recorded against the Walgreens Property in favor of Buyer and the Garden City Hotel real estate as described in Section 6(c), which will be recorded in that form at the Closing.

18. Noncompetition in the Operation of an Economy or Budget or Limited Service Hotel or Motel. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Sellers and Shareholders agree that from and after Closing and for a period of five (5) years thereafter, they shall not, within the Trade Area (as defined below) associate in any capacity whatsoever in any business, whether as a promoter, owner, officer, director, employee, partner, shareholder, member, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise, or have any interest in any corporation, partnership, joint venture or limited liability company, engaged in the operation of an economy or budget or limited service motel or hotel or any related business of a type competitive, directly or indirectly, with the business of Sellers as conducted by Buyer following the Closing (This Agreement specifically excludes the operation by Sellers or Shareholders of moderate to high-end hotels, motels, bed and breakfasts or other similar properties offered for overnight or longer guest lodging, which do not directly compete with the properties contemplated by this Agreement.) If Sellers or Shareholders fail to keep and perform every covenant of this Section 18, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of this Section 18 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceabilty of any other portion of this Section 18. If any court in which Buyer seeks to have the provisions of this Section 18 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce

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this Section for such activity, time and geographic area. The covenants on the part of Sellers and Shareholders under this Section 18 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Sellers or Shareholders against Buyer or any corporation affiliated with Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of said covenants. For purposes of this Section 18, "Trade Area" shall mean Tuscaloosa, Alabama; Orlando, Florida; Kissimmee, Florida; Seffner, Florida; Tampa, Florida; Doraville, Georgia; Marietta, Georgia; Tucker, Georgia; Augusta, Georgia; Garden City, Georgia; Mt. Pleasant, South Carolina; Charleston, South Carolina; Cayce, South Carolina; and Savannah, Georgia and any area located within 50 miles of any border of Tuscaloosa, Alabama; Orlando, Florida; Kissimmee, Florida; Seffner, Florida; Tampa, Florida; Doraville, Georgia; Marietta, Georgia; Tucker, Georgia; Augusta, Georgia; Garden City, Georgia; Mt. Pleasant, South Carolina; Charleston, South Carolina; Cayce, South Carolina; and Savannah, Georgia. The parties hereto acknowledge that the restrictions in this noncompetition agreement are essential to the Buyer's successful operation of the Hotels and Buyer would not have entered into this Agreement except for the inducement of the restrictions contained herein. The parties hereto further acknowledge that these restrictions are reasonable and necessary means of protecting Buyer's legitimate business interests in the Property and the Hotels.

19. Indemnification of Buyer by Sellers.

(a) Indemnity. Sellers shall, and hereby agree to, jointly and severally, indemnify and hold Buyer harmless against and in respect of:

(i) All debts, liabilities and obligations of Sellers of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date, to the extent not specifically assumed by Buyer hereunder.

(ii) Any claim, action, loss, damage or cost relating to or arising by reason of (i) the presence, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release prior to the Closing Date, of any Hazardous Material in, on, to, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any portion thereof upon which the Property are, or have been, located or (ii) any violation or operation of any applicable Environmental Law which occurs prior to the date hereof in, on, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any part thereof upon which the Property are or have been located or which otherwise apply to the activities at the Property.

(iii) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or non-fulfillment of any

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agreement on the part of Sellers or Shareholders under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder;

(iv) All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

(b) Defense of Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section 19, Sellers shall have the right to select legal counsel to represent Buyer and to otherwise control such litigation, proceedings, negotiations and arbitration. If Sellers elect to control such litigation, proceeding, negotiation or arbitration, Buyer shall at all times have the right to fully participate in the defense at its own expense. If Sellers shall, within a reasonable time after notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of Sellers. If the claim is one that cannot by its nature be defended solely by Sellers (including, without limitation, any federal or state tax proceeding) then Buyer shall make available all information and assistance as Sellers may reasonably request, at Sellers’ expense.

20. §1031 Exchange. If requested by Sellers, at the Closing Buyer shall execute such reasonable documents necessary to assist Sellers in obtaining tax-deferred exchange treatment of its sale hereunder, so long as Buyer will not incur any liability and Sellers shall not be released from any of their obligations hereunder.

21. Acceptance of Agreement. Buyer's signature hereon constitutes an offer to purchase the Property upon the terms and conditions hereof. Unless acceptance hereof is executed by Sellers and Shareholders and the duly executed counterpart delivered to Buyer either in person or by depositing in U. S. Mail, as provided in Section 13, above, on or before March 8, 2007 at 5:00 p.m., this offer shall be deemed revoked.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.

BUYER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia
limited partnership

By: /s/ Donavon A. Heimes, Vice President / Treasurer

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Supertel Hospitality REIT Trust
Its: General Partner
SHAREHOLDERS:

/s/ J. Roger Hammond
J. ROGER HAMMOND

/s/ Charles M. Aimone
CHARLES M. AIMONE

SELLERS:

MEI 1 Properties, LP
By: MEI 1 Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

HLC 1 Properties, LP
By: HLC 1 Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

HLC Atlanta Properties, LP
By: HLC Atlanta Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

HLC ATLTU Properties, LLC

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By: /s/ Charles M. Aimone
Charles M. Aimone, Manager

HLC ORLID Properties, LLC

By: /s/ Charles M. Aimone
Charles M. Aimone, Manager

HLC Kissimmee Properties, LP
By: HLC Kissimmee Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

HLC Main Gate Properties, LP
By: HLC Main Gate Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

HLC Tampa Properties, LP
By: HLC Tampa Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

MEI 2 Properties, LP
By: MEI 2 Partners, Inc., General Partner

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

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Masters Economy Inns, Inc.

By: /s/ Charles M. Aimone
Charles M. Aimone, Vice-President

RCL Properties, LLP

By: /s/ Charles M. Aimone
Charles M. Aimone, Partner

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EXHIBIT 1 (a)

LEGAL DESCRIPTIONS

[see attached legal descriptions]

EXHIBIT 1 (b)

PROPERTY DESCRIPTIONS

[see attached property descriptions]

EXHIBIT 1 (g)

TRADEMARKS

Masters Economy Inn	Georgia Registration Number # S982
Masters Inn Economy (and design)	United States Registration Number # 2161930
Masters Inn Economy (and design)	United States Registration Number # 2152378
Masters Inn Economy	United States Registration Number # 1539713

EXHIBIT 1 (h)

FRANCHISE AGREEMENTS

1.	Franchise Agreement dated December 6, 1999 between Masters Economy Inns, Inc. as Franchisor and Pramukha Corporation as Franchisee for hotel located at 215 S. Main St., Mauldin SC 29662.
2.	Franchise Agreement dated September 15, 2006 between Masters Economy Inns, Inc. as Franchisor and Avant NC, LLC as Franchisee for hotel located at 702 Sullivan Road, Statesville, NC 28677.
3.	Franchise Agreement dated March 18, 2003 between Masters Economy Inns, Inc. as Franchisor and DevShyam, Corporation as Franchisee for hotel located at 318 US Highway 70 E, Selma, NC 27576.

EXHIBIT 1(i)

GROUND LEASES

1.	Cayce, North Carolina (Knox Abbott Drive location).

Amended and Restated Lease dated 7/31/06, made by and between Masters Associates, LLC, a South Carolina limited liability company and MEI 2 Properties, L.P., a Georgia limited partnership.

2.	Seffner, Florida.

Lease dated 11/30/72 between Donnabelle McVay and Martha Philips as Landlord and Imperial Motels Corporation as Tenant.

Amendment dated 12/31/90 between Galen McVay, as Trustee under the Schafer’s Acres Trust and HLC Properties, Inc., a Georgia Corporation.

Second Amendment to Ground Lease dated 6/1/94 between Galen McVay, Trustee of the Shafer’s Acres Trust as Landlord and HLC Properties, Inc. as Tenant.

Lease Modification and Extension Agreement dated 5/24/2004 between J. W. McVay and Dean C. Phillips, as Trustees of the Shafer’s Acres Trust and HLC 1 Properties, L.P.

EXHIBIT 4(b)(iii)

MANAGEMENT AGREEMENT

THIS AGREEMENT, made this ______ day of ________________, 2007, between TRS LEASING, INC., a Virginia corporation (hereinafter referred to as “OWNER”), and HLC Hotels, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as “AGENT”),

WITNESSETH THAT:

Whereas, Owner and Agent desire to enter into an agreement for the management and operation of 15 Hotels (as hereinafter defined), by Agent, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, Owner and Agent agree as follows:

ARTICLE I

Engagement of Agent to Operate Hotel

Owner hereby hires and engages Agent as the exclusive operator and manager of 15 Masters Inns hotels (hereinafter the “Hotels”) described on Schedule A attached hereto and incorporated by reference hereto, and Agent agrees to operate and manage the Hotels pursuant to the terms and conditions hereinafter set forth. An individual Hotel may sometimes be referred to as a “Hotel”.

ARTICLE II

Term

The term of the agreement (“Term of Contract”) shall be for a period of two years, commencing on _________________, 2007 and continuing through ______________, 2009, together with any renewal terms as herein provided. This agreement may be renewed for additional terms upon the mutual agreement of both the Owner and the Agent provided this agreement is not otherwise terminated as herein provided.

ARTICLE III

Purpose

The primary purpose for which this agreement is being made is to hire Agent to provide management services in connection with the operation and management of the Hotels and related facilities for the account of Owner and, so far as is economically and legally possible, in accordance with the same procedures, practices, management technique and other rules of operation used by similar hotels and those managed by Agent for the account of others.

ARTICLE IV

Services and Duties of Agent

In connection with the general authority of Agent to operate the Hotels hereinafter set forth, the Agent shall render and perform the following specific services and duties:

(a) Act as the sole and exclusive manager of the Hotels and perform, direct and control the management and operation of the Hotels in accordance with prevailing industry standards for a hotel of comparable location and facilities;

(b) Use its best efforts and due diligence in renting all of the rooms and facilities to desirable guests and tenants. Agent may rent rooms and lease stores and concessions in or about the Hotels at rates approved by Owner;

(c) Execute, and deliver, on behalf of Owner, on terms approved by Owner, concession agreements for stores, office or lobby space, or other rooms or rental space comprising a portion of the Hotels provided that no such lease shall be for a term greater than 30 days without the written consent of Owner;

(d) Apply for, obtain and maintain in the name of and at the expense of Owner or its designees, all licenses and permits required of Owner or Agent in connection with

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the management and operation of the Hotels. Owner agrees to cooperate fully with Agent in the procurement and maintenance of such licenses and permits and to provide to Agent such information and ancillary documentation as Agent shall request in connection with procuring and maintaining such licenses or permits. In the event such licenses or permits cannot be obtained or maintained, then this agreement shall terminate at the option of Agent thirty (30) days after written notice to Owner of the exercise of such option to terminate by Agent;

(e) Supervise and attend to all advertising and promotional matters pertaining to the Hotels as determined by Owner. As part of the annual operating budget submitted to Owner by Agent pursuant to the terms of Article IV (m) hereof, Agent shall submit an annual promotional and advertising budget to Owner;

(f) Hire, discharge, suspend, discipline and compensate all employees of Agent, necessary in Agent’s sole discretion for the efficient operation of the Hotels (the “Operating Employees”) and direct and supervise their work. Owner shall have neither right nor obligation to supervise, hire or discharge the Operating Employees. The wages, salaries and all additional remuneration to the Operating Employees, whether direct or indirect, and expenses incurred with the hiring and maintenance of the staff of the Operating Employees shall be an operating expense of the Hotels. Agent will do whatever is required by the laws of the state where the Hotels are located to comply with any federal or state withholding tax, Social Security, unemployment, or workers compensation laws existing or enacted in the future for the benefit of or affecting such employees;

(g) Make, or cause to be made, with Owner’s consent, all ordinary maintenance, repairs and alterations to the Hotels, purchase such building maintenance and janitorial supplies as are necessary and appropriate for the operation of the Hotels, paying all bills therefore on behalf of Owner, and giving Owner the benefit of all discounts, and

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keep the Hotels and all its furniture, fixtures and equipment in good repair, and arrange for the orderly and appropriate replacements, improvements and changes to such assets as approved by Owner;

(h) Report immediately to Owner any and all accidents or claims for damage resulting to the Hotels including any damage thereto or destruction thereof and provide Owner with written notice of such event or occurrence within seventy-two (72) hours thereafter. Agent shall cooperate and make any and all reports required by any insurance company in connection therewith;

(i) Immediately upon receipt, deposit all funds collected from the operation of the Hotel in a special account or accounts with a bank or banks approved by Owner;

(j) Immediately upon service of legal or other process upon the Agent which process affects or might affect Owner or the Hotels, Agent shall send such process to the attention of the Owner at the address for Owner hereinafter set forth or as Owner otherwise directs in writing;

(k) Deliver to Owner, no later than the 15th day of each month, a detailed statement of income and expenditures made in connection with the operation of the Hotel for the period ending on the last day of the previous month. Agent shall be responsible for maintaining such records as shall conform to the American Hotel and Motel Associations’ Uniform System of Accounts. Agent shall establish and supervise appropriate accounting and cost control systems operated by qualified personnel. Agent shall cause accounting personnel to prepare and file all necessary reports with respect to withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act and all other statements and reports pertaining to the employment of labor on or about the Hotels. Agent shall also prepare profit and loss statements for the Hotels. All books of account shall at all times be open to the inspection and audit by any of Owner’s officers or

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authorized representatives. All books, records, bills, receipts, bank books, check books, check vouchers, correspondence, lists, files, index cards and books of account relating to lessees, concessionaires, guest and prospective guests, and employees of the Hotels, and other data and records pertaining to or relating to the management and operation of the Hotels shall be safely kept and preserved by Agent for at least 5 years. Upon the termination of this Agreement, such records shall be the property of Owner;

(l) Procure and submit to Owner for payment by Owner in advance of the due date thereof, all tax bills and assessments relating to the Hotels and assist Owner in obtaining fair tax assessments for the Hotel, at Owner’s sole expenses;

(m) Prepare and submit to Owner an annual operating budget as provided herein;

(n) Arrange for, in the Hotels’ names, all water, electrical, gas, fuel oil, telephone, vermin extermination, trash removal and other necessary services for the operation of the Hotels and purchase, upon credit of the Hotel, all food, beverages, operating supplies and other expendables necessary for use in the proper operation of the Hotels;

(o) Provide all such services and functions as might reasonably be expected of a professional hotel management company’s central office, including, but not limited to: supervision, operational analysis, personnel recruitment, contract negotiation, administrative and clerical functions, purchasing and all other reasonable and normal management functions at no cost to Owner;

(p) Agent shall pay the wages or other compensation of its own employees who are engaged in the performance of duties imposed under this Agreement.

(q) Agent agrees he will not collect or charge any undisclosed fee, rebate or discount, and if any such should be received by Agent, these will be credited to the account of the Owner; and

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(r) The reasonable and necessary costs, fees, compensation, and other expenses of any persons engaged by Owner or Agent to perform duties of a special nature, directly related to the Hotels, including but not limited to, attorneys, auditors and the like, shall be operating expenses of the Hotels.

ARTICLE V

Fees

Owner agrees that for the Term of Contract or any extension thereof, Owner shall pay Agent in legal United States currency in consideration of and as remuneration for management services provided hereunder, the management fees as set forth in Schedule B, attached hereto and incorporated by reference hereto.

Said compensation shall be computed and payable on a monthly basis. Owner shall reimburse Agent for all direct operating costs and expenses incurred in the operation of the Hotels which are included in the Budget (defined below). Such operating expenses may include reasonable employee travel expenses incurred in the management of the Hotels as approved in the Budget (as defined below) but not including travel expenses of the Principals (as defined below). Further, such operating expenses shall not include any of Agent’s compensation, overhead costs or other expenses not directly related to the operation of the Hotels. Such reimbursement shall be made within 5 business days after Owner’s receipt of Agent’s request for such reimbursement and Owner’s approval of the supporting documentation for such reimbursement.

No later than November 1 of each year, Agent shall prepare and submit (following discussions with Owner) to Owner an annual budget for the operation of each Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Revenues (as defined in Schedule B-1) and budgets of operating expenses for the Hotels (the "Budget"). The Budget shall be month-to-month as well as annual and shall be in the form designated and approved by Owner. The Budget shall provide for operating, equipping and maintaining the Hotel in

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accordance with the hotel standards determined by Owner in Owner’s discretion (the “Hotel Standards”). Additionally, before the commencement of each Fiscal Year, Agent shall submit to Owner monthly budgeted occupancy, average daily rate and RevPAR statistics for each Hotel. The Budget and the monthly budgeted hotel operating statistics shall contain Agent's reasonable good faith estimates of the amounts set forth therein. Agent shall provide Owner, upon request, all details, information and assumptions used in preparing the Budget.

Agent shall review the Budget with Owner, and upon Owner's written approval of the Budget, it shall constitute the approved Budget for the succeeding Fiscal Year and shall be implemented by Agent. If Owner objects to any portion of the Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Agent to Owner, the parties hereto will call a special budget meeting to resolve the points of disagreement. In the event that Owner and Agent are unable to agree on the Budget for the Hotels prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented.

A budget meeting between Owner and Agent will be held at least quarterly. At each budget meeting and at any additional meetings during a Fiscal Year reasonably called by Owner, Agent shall consult with Owner on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotels as requested by Owner. Owner shall have access to the Hotels at all times to inspect the same.

As used herein, the following terms shall have the following meanings: “Fiscal Year” shall mean each 12-month period ending December 31, except the first and last Fiscal Years may not be full calendar years; and RevPAR shall mean Hotel occupancy percentage multiplied by average daily rate.

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ARTICLE VI

Relationship of the Parties

All duties performed by Agent under this agreement shall be performed as an independent contractor. Nothing in this agreement shall be construed as creating a partnership, joint venture, lease, sublease or any other relationship between Agent and Owner except that of independently contracting parties or as requiring Agent to bear any portion of losses arising out of or connected with the ownership or operation of the Hotels. Agent’s rights under this Agreement shall be those of an agent only and shall not constitute an interest in real property. Nothing in this Agreement shall be construed to appoint or constitute Agent as an agent of Supertel Limited Partnership (“Supertel”) for any purpose. Owner or Supertel shall have the right to lease, develop and sell excess land or structures not required for operation of the Hotels. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Agent on behalf of Owner in the operation and management of the Hotels. Agent represents to Owner that Agent also manages hotels/motels other than the Hotels.

ARTICLE VII

Insurance

Owner agrees that during the Term of Contract, and any extensions thereto, it will contract for and carry insurance in the minimum amounts deemed necessary by the Owner for the protection of the interests of Owner.

ARTICLE VIII

Interruption of Operations

In the event that a Hotel shall be damaged by fire, wind, or any Act of God to such an extent that Owner decides not to rebuild, this management agreement may be terminated by either party hereto with respect to that Hotel upon thirty (30) days’ written notice after the decision not to rebuild has been made or should have been made in the exercise of reasonable

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diligence, but in any event not later than sixty (60) days following the occurrence of such damage. No termination fee shall be due on account of a termination under this Article VIII.

In the event that due to war, riot or insurrection, the operation of a Hotel is not feasible according to accepted practices of good hotel operations, Agent will be permitted to close that Hotel for a period of up to and including one hundred twenty (120) days and be freed during this time from operating such Hotel other than such services as are necessary for protection and basic maintenance of the property.

If at the end of the one hundred twenty (120) days the conditions that caused the interruption of operations have not ceased or improved sufficiently to permit the operation of the Hotel in accordance with this agreement, this management agreement may be terminated by either party hereto upon fifteen (15) days written notice.

ARTICLE IX

Termination

It is agreed that, if either Owner or Agent defaults in performing any of his or its obligations under this agreement and fails to correct or remedy such default within ten (10) days after written notice thereof the other party may terminate this agreement, but for the purpose of this paragraph the defaulting party shall be deemed to have terminated this agreement. Agent shall not be entitled to a termination fee in the event this Agreement is terminated due to Agent’s default. Owner’s or Agent’s waiver of any breach or failure to enforce any of the terms and conditions hereof shall not in any way affect, limit or waive Owner’s or Agent’s right, respectively, at any time to enforce strict compliance with such terms or conditions.

The following shall constitute events of default on the part of Agent hereunder: (1) the failure of Agent to diligently and efficiently operate the Hotels in accordance with the provisions of this agreement; (2) the failure of Agent to pay any amount to Owner provided for herein for a period of five days after such sum is payable; (3) the filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by Agent or any entity which owns or controls Agent or if

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Agent otherwise voluntarily avails of itself of any federal or state laws for the relief of debtors or admits in writing of its inability to pay its debts as they become due; (4) the consent to any involuntary petition in bankruptcy or the failure to vacate within 60 days from the date of entry thereof any order approving an involuntary petition by or against Agent, or the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Agent a bankrupt or insolvent or avoiding a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 120 consecutive days; (5) the failure of Agent to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this agreement, and the continuance of any such default for a period of 30 days after written notice of such failure; (6) the operation or condition of any Hotel does not meet the Hotel Standards and such default is not remedied within 30 days after written notice of such failure; or (7) failure by Agent to pay, when due, the accounts payable for the Hotels.

Notwithstanding any provisions of this agreement, either Owner or Agent may terminate this agreement in the following cases:

(a) In case Owner sells, leases or otherwise disposes of no more than three Hotels during any fiscal year, this agreement shall terminate as to such Hotels upon the closing date with no termination fee due. In case Owner sells, leases or otherwise disposes of more than three Hotels during any fiscal year, this agreement shall terminate upon the closing date of the sale or lease transaction. In the event of sale or disposal in the immediately preceding sentence, Agent shall receive a termination fee equal to 50% of the fee due under Article V of this Agreement during the 12 months prior to the effective date of such termination.

(b) In case a receiver or trustee has been appointed to either Owner or Agent on behalf of creditors for insolvency or bankruptcy.

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Owner may terminate this Agreement upon a change of control of Agent. Said termination will be exercised by delivery of written notice to Agent, such notice to be provided not less than 30 days prior to the effective date of such termination. For purposes hereof, a “change of control of Agent” shall be deemed to have occurred if (i) Roger Hammond and Charles Aimone, (collectively, the “Principals”) are not actively managing the Hotels (directly, or indirectly through Agent), (ii) the Principals (or corporate or other entities directly or indirectly controlled by the Principals) do not in the aggregate own more than 50% of the outstanding equity in voting interests in Agent, or (iii) both of the Principals die or become disabled (disability consisting of illness or injury pursuant to which the person is unable to perform his active management duties for a period of 60 consecutive days). Agent shall not be entitled to a termination fee in such event.

ARTICLE X

Laws and Ordinances

Agent agrees that it will at all times conduct the business of the Hotels in a lawful manner and in full compliance with all governmental laws, ordinances, rules and regulations and that Agent will, provided that sufficient funds are available, comply with all such governmental laws, ordinances, rules and regulations as may be applicable to the business conducted by Agent on the Hotels pursuant hereto, any payments or obligations in connection therewith being considered as expenses of operation.

ARTICLE XI

Charges

It is agreed that Agent shall not be liable to third parties for any debts, liabilities or obligations of the Hotels by virtue of its management, supervision, control and operation of said property for Owner. Agent shall be liable only to Owner for the faithful performance of Agent’s obligations under this agreement.

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ARTICLE XII

Records

All books, cards, registers, receipts, documents and any other papers connected with the operation of the Hotels in the custody of Agent, are and shall remain the property of Owner, and shall at any and all reasonable times during normal working hours be open and freely exhibited to Owner or an officer of duly authorized representative of the Owner, for the purpose of examination and/or audit.

ARTICLE XIII

Entire Agreement

All prior conversations, discussions and agreements between the parties herein are hereby merged into and set forth in writing as part of this agreement, which shall constitute the entire agreement between the parties. In particular, Owner acknowledges that there have been no representations, inducements, promises or agreements made by Agent other than those set forth herein.

The Agent’s authority shall be derived solely from this agreement and the Agent has no authority to act for, or represent the Owner except as herein specified. However, Agent is hereby authorized to hire independent contractors and/or agents, at Owner’s expense to perform any and all acts necessary to carry out the above responsibilities.

ARTICLE XIV

Interruption of Operations

Any provision of this agreement prohibited by law or invalidated by court decree in any locality or state shall remain effective within states and localities where not prohibited by law or invalidated by court decree.

The construction, interpretation and performance of this agreement shall be governed by the laws of the State of Georgia.

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ARTICLE XV

Notice

All written notices from either party to the other shall be considered given upon delivery, by United States Mail, return receipt requested, to:

HLC Hotels, Inc.

Attn: J. Roger Hammond

7080 Abercorn Street

Savannah, GA 31406

TRS Leasing, Inc.

309 North 5th Street

Norfolk, NE 68701

Either party may change its notice address in any written notice to the other party.

ARTICLE XVI

Assignment

Agent may not assign this Agreement or any of its rights under this Agreement without Owner’s consent; nor shall this Agreement be transferable by operation of law or otherwise.

ARTICLE XVII

No Political Contributions

Any provision hereof to the contrary notwithstanding, no money or property of the Hotels shall be paid or used or offered, nor shall Owner or Agent directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotels, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

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ARTICLE XVIII

Eligible Independent Contractor

(a) At the effective time of this Agreement, Agent shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code"). To that end:

(i) during the term of this Agreement, Agent shall not permit wagering activities to be conducted at or in connection with the Hotels;

(ii) during the term of this Agreement, Agent shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Supertel Hospitality Trust, Inc. (“Parent”);

(iii) during the term of this Agreement, no more than 35% of the total combined voting power of Agent's outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Parent; and

(iv) At the effective time, Agent shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for a person who is not a "related person" within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Owner ("Unrelated Persons"). In order to meet this requirement, Agent agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

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(b) A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Parent.

(c) Agent shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

ARTICLE XIX

Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS HEREOF, the parties hereto have executed this agreement as of the day and year first above written.

AS OWNER:	AS AGENT:

TRS LEASING, INC.	HLC HOTELS, INC.

By:	By:
Title:
Title:

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SCHEDULE B

Agent’s Compensation

As compensation for the services to be rendered hereunder, Owner shall pay Agent on the first day of each month, during the Term of Contract or any extension thereof, a basic fee equal to 5% of the Gross Revenues as defined or qualified in Schedule B-1.

SCHEDULE B-1

Computation of Revenue

The term “Gross Revenues” as used herein, shall mean all revenue of any and every kind, derived directly or indirectly for the operation of the Hotel, including revenues from the rental of guest units, food and beverage revenues, and rental or other payments from lessees, or concessionaires, (but not the gross receipts of such lessees or concessionaires), less (i) such amounts as may be received and held as security or other special deposits so long as the funds are so held, and (ii) amounts returned to payors as rebates or as having been received by mistake or by reason of overcharges.

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EXHIBIT 4(b)(v)

[Page 1 of 4]

UNITED STATES TRADEMARK ASSIGNMENT

This Trademark Assignment (“Assignment”) is entered into by and between MASTERS ECONOMY INNS, INC., a Georgia corporation, having its principal offices at _______________ (“Assignor”), and SUPERTEL HOSPITALITY, INC., a __________________ corporation, having its principal offices at __________________ (“Assignee”).

WHEREAS, Assignor is the owner of the trademarks and the associated registrations existing in the United States listed on Exhibit “A” hereto (“Trademarks”):

WHEREAS, Assignee is desirous of acquiring all right, title and interest in and to said Trademarks.

NOW THEREFORE, be it known that for Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee, as a successor to that portion of the ongoing and existing business of Assignor to which said Trademarks pertain, all of Assignor’s right, title and interest in the United States in and to said Trademarks, together with the goodwill of the business symbolized by said Trademarks, any future registrations of said Trademarks, all common law rights associated with said Trademarks, all causes of action and other rights that may be asserted under said Trademarks, the right to sue third parties for infringement of or improper activities regarding said Trademarks, and the right to enjoy all of the monetary benefits obtained as a result of any such litigation, the same to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

Signed this _____ day of _________, 200__.

MASTERS ECONOMY INNS, INC.	SUPERTEL HOSPITALITY, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT 4(b)(v)

[Page 2 of 4]

EXHIBIT “A”

Mark	Reg. #

MASTERS INN ECONOMY (and design)	2161930

MASTERS INN ECONOMY (and design)	2152378

MASTERS ECONOMY INN	1539713

EXHIBIT 4(b)(v)

[Page 3 of 4]

TRADEMARK ASSIGNMENT

This Trademark Assignment (“Assignment”) is entered into by and between MASTERS ECONOMY INNS, INC., a Georgia corporation, having its principal offices at _______________ (“Assignor”), and SUPERTEL HOSPITALITY, INC., a _____________ corporation, having its principal offices at _______________ (“Assignee”).

WHEREAS, Assignor is the owner of the trademark and the associated registration existing in the State of Georgia listed on Exhibit “A” hereto (“Trademark”):

WHEREAS, Assignee is desirous of acquiring all right, title and interest in and to said Trademark.

NOW THEREFORE, be it known that for Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee, as a successor to that portion of the ongoing and existing business of Assignor to which said Trademark pertains, all of Assignor’s right, title and interest in the State of Georgia in and to said Trademark, together with the goodwill of the business symbolized by said Trademark, any future registrations of said Trademark, all common law rights associated with said Trademark, all causes of action and other rights that may be asserted under said Trademark, the right to sue third parties for infringement of or improper activities regarding said Trademark and the right to enjoy all of the monetary benefits obtained as a result of any such litigation, the same to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

Signed this _____ day of _________, 200__.

MASTERS ECONOMY INNS, INC.	SUPERTEL HOSPITALITY, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT 4(b)(v)

[Page 4 of 4]

EXHIBIT “A”

Mark	Reg. #

MASTERS ECONOMY INN	S982

EXHIBIT 4(c)(x)1

CERTIFICATE OF TAXPAYER IDENTIFICATION NUMBER(S)

This is important tax information and is being furnished to the Internal Revenue Service. If you are required to file a return, a negligence penalty or other sanction will be imposed on you if this item is required to be reported and the IRS determines that it has not been reported.

You are required by law to provide McGRATH NORTH MULLIN & KRATZ, PC LLO, with your correct taxpayer identification number. If you do not provide McGRATH NORTH MULLIN & KRATZ, PC LLO, with your correct taxpayer identification number, you may be subject to civil or criminal penalties imposed by law.

TAX IDENTIFICATION NUMBER(S):

NAME: ____________________________________________________

SOCIAL SECURITY or

EMPLOYER IDENTIFICATION NUMBER: ________________________

CERTIFICATION

Under penalties of perjury, I certify that the number shown on this statement is my correct taxpayer identification number.

SELLER:

By: ______________________________________	DATE ____/____/20__

Title: _____________________________________

DESCRIPTION OF REAL ESTATE:

Street Address: __________________________________

City/State/Zip: ___________________________________

Was the property sold the principal residence of the Seller(s)?

YES ______ NO _______

Gross proceeds from sale: $___________________

Real Estate Tax Proration-Credit of Prepaid Taxes (if any) to Seller: $________________

If more than one Seller:

Dollar amount to be reported based on Seller’s declaration:

$__________________________*

(*Use multiple forms for split proceeds)

Date of closing: _______________________

SELLER’S PERMANENT (NEW) ADDRESS:

Street Address: ________________________________________

City/State/Zip: _________________________________________

Seller acknowledges receipt of a copy of this statement.

EXHIBIT 4(c)(x)2

CERTIFICATION OF NON-FOREIGN STATUS ENTITY

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U. S. real property interest by ________________ the undersigned hereby certifies the following on behalf of _____________________________.

1. _______________________________ is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations;

2. ______________________________ ‘s U. S. employer identification number is ______________________.

3. _______________‘s office address is __________________________________

____________________________________________________________________________.

______________________________________ understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of

___________________________________

By:________________________________

Title:_______________________________

Date:________________________, 200___

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